Exhibit 10.1

Date:	June 2, 2008
From:	Richard L. Scott
To:	John E. McNulty
Re:	Separation and Release Agreement

This Separation and Release Agreement (this “Agreement”) is provided to you in connection with the separation of your employment from Secure Computing Corporation (“Secure”).

Background. Your employment with Secure ended on May 12, 2008 (the “Termination Date”). You and Secure desire to resolve any and all disputes between us and provide for an amicable separation of employment. Accordingly, with the intent to be legally bound, you and Secure now agree as follows.

Final Pay and Benefits. You have been paid your final, annualized base pay through the Termination Date. Your benefits have been paid through the Termination Date.

Severance Benefits. If you sign this Agreement, and do not exercise your rights to revoke or rescind certain of your waivers as described below, Secure will provide you with the following (the “Severance Benefits”):

•

You will receive a lump sum payment equal to $681,500 (representing eighteen (18) months of base salary less any amounts previously paid to you for the period following your Termination Date) less required deductions, including deductions for applicable state and federal taxes.

•

You will be eligible for vesting and exercisability of Stock Options, and vesting of Restricted Stock Awards, as provided under your award agreements and the applicable stock option plans (including continued vesting and exercisability during your status as a Director, to the extent provided by your agreements and the applicable plans) provided that the “Termination Date” for purposes of vesting and exercisability shall be deemed to be no later than the later of (a) eighteen (18) months following May 12, 2008, or (b) the date on which you cease to serve as a Director of the Company; it being understood that all existing provisions regarding the acceleration of vesting of Stock Options and Restricted Stock upon a change in control Event (as defined in the applicable documents) shall remain in full force and effect through the later of (a) eighteen (18) months following May 12, 2008, or (b) the date on which you cease to serve as a Director of the Company.

•

You will receive continuation of health benefits (including medical, dental and vision), for you and your spouse, for two (2) years following May 12, 2008, all at the expense of the Company (both employer and employee portions), with eligibility for benefits continuation for you and your spouse thereafter at COBRA rates at your expense. You will also be entitled to continue your long term care insurance, at your expense, for two (2) years following May 12, 2008. The benefits described in this paragraph shall terminate with respect to any element (e.g., medical, dental, etc.) if you obtain comparable coverage regarding that element from another source.

•

You will not be eligible to participate in any other benefits plans of the Company except to the extent continuation of a benefit is available to any former employee following their termination of employment.

Survival of Employment Agreement Terms. Your post-employment obligations set forth in the Employment Agreement that you signed on May 3, 1999 (your “Employment Agreement”) survive the termination of your employment and remain in full force and effect. These include, without limitation, your obligations with respect to Secure’s “Confidential Information” (Section 4). For purposes of Section 5.2 and 5.3 of your Employment Agreement, you agree that the term of your employment shall be deemed to end 18 months after the Termination Date, and that your non-solicitation obligations with respect to employees of Secure shall extend for one year after the end of such 18 month period.

Survival of Indemnification Rights. Your rights to indemnification under the Company’s bylaws and your Indemnification Agreement with the Company dated February 1, 2006 shall survive the execution of this Agreement.

Compensation as an Outside Director. You will be entitled to receive the same compensation and benefits as other outside directors, for all periods after May 12, 2008, for as long as you serve on the Company’s Board of Directors.

Waiver of Legal Claims. In exchange for the Severance Benefits, you fully and finally release any and all “Claims” (defined below) against Secure through the date on which you sign this Agreement. You will not bring any lawsuits against Secure except if necessary to enforce the provisions of this Agreement. The money and other benefits that you will receive as set forth in this Agreement are full and fair payment for the release of your Claims. Secure does not owe you anything in addition to what you will receive in this Agreement, whether under your Employment Agreement or otherwise. The consideration that you are receiving in this Agreement has a value that is greater than anything to which you are legally entitled.

Definitions. For purposes of the foregoing Waiver of Legal Claims-

(a)	“You” means John E. McNulty, and any person who has or obtains legal rights or claims against Secure through you.

(b)	“Secure” means Secure Computing Corporation, and all and each of its past and present parent, subsidiary, and affiliated entities; and all and each of the past and present officers, directors, shareholders, insurers, agents, attorneys, successors and assigns of all and each of the foregoing entities.

(c)	“Claims” mean all of your rights to any relief of any kind from Secure through the date on which you sign this Agreement, including, but not limited to:

1.	All claims you have now, whether or not you now know about the claims;

2.	All claims for attorneys’ fees;

3.	All claims arising under or based on Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1967 as amended, the Older Workers Benefit Protection Act (“OWBPA”), the Equal Pay Act as amended, the Age Discrimination in Employment Act as amended, the Family Medical Leave Act of 1993 (“FMLA”), the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act (“FLSA”), the California Civil Code, the California Fair Employment and Housing Act and Labor Code section 201, et seq. and section 970, et seq., or any other applicable federal, state or local employment discrimination statute or ordinance.

4.	All claims arising out of your employment and the termination of your employment, including, for example, any alleged breach of contract, breach of implied contract, promissory estoppel, fraud, misrepresentation, wrongful termination, illegal termination, defamation, invasion of privacy, and infliction of emotional distress;

5.	All claims for any other alleged unlawful employment practices arising out of or relating to your employment and separation from employment; and

6.	All claims for any type of compensation that is not provided in this Agreement.

You understand that California law includes Civil Code Section 1542 which says that releases usually do not apply to certain unknown claims. Specifically, Section 1542 of the California Civil Code states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You, being aware of this Code section, agree to waive any rights you may have under this Section, as well as under any other statutes or common law principles of similar effect.

No Fault. Secure does not admit that it is responsible or legally obligated to you, even though it has paid you to release your Claims.

Nondisparagement. You agree not to disparage Secure or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of Secure or the personal or professional reputation of any of the directors, officers, agents or employees of Secure.

Return of Secure Property. You agree to return to (and not keep in your possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment (other than your laptop and cell phone/Blackberry), other documents or property, or reproductions of any aforementioned items developed by you during the course of your employment with Secure or otherwise belonging to Secure. Please give the above items to Renee Kirk. You will be entitled to maintain your Secure email account for as long as you remain a director.

Availability for Consultation. You agree to be available for consultation as reasonably requested during the 18 month period following May 12, 2008.

Vested Benefits. Nothing in this Agreement affects your vested rights in any Secure benefit program in which you participated.

Rights to Counsel, Consider, Revoke and Rescind.

1.	Secure Consulting hereby advises you to consult with an attorney prior to signing this Agreement.

2.	You understand that you may take up to 21 days to consider your waiver of age discrimination rights and claims under the ADEA and OWBPA, beginning the date on which you received this Agreement. You further understand that, if you sign this Agreement, you may revoke your waiver of age discrimination rights and claims under the ADEA and OWBPA within seven days thereafter, and your waiver will not be effective or enforceable until this seven-day period has expired.

You understand that if you revoke or rescind your waivers as provided above, this Agreement will be void. Your employment will still end on the Termination Date and Secure will be entitled to recover any payments made with respect to periods after the Termination Date.

Note that this Agreement does not prohibit you from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency.

Informed Agreement. You acknowledge that you have read this Agreement carefully and understand all of its terms. In agreeing to sign this Agreement, you also acknowledge that you have not relied on any statements or explanations made by Secure, its agents, or its attorneys other than Secure’s promises in this Agreement.

Complete Agreement. Except as described herein, there are no other agreements between you and Secure concerning the matters covered in this Agreement.

Confidentiality. You further agree that you will not discuss or disclose to, other than your immediate family members, legal advisors and financial advisors, the terms of this Agreement.

Remedies. In the event of any breach by you of any terms of this Agreement or your Employment Agreement, including, without limitation, the confidentiality, non-competition and non-solicitation obligations contained herein and therein, you recognize that money damages may not be an adequate remedy and that Secure shall be entitled to seek injunctive relief in addition to any other remedies at law, and shall also be entitled to discontinue any ongoing benefits provided for hereunder and recover payments previously made hereunder.

On behalf of Secure, I appreciate the contributions you have made to the Company and wish you success in all your future endeavors.

I have read this Agreement. I understand and agree with its terms. I enter into this Agreement voluntarily and knowingly, without coercion or duress. I agree to abide by this Agreement.

/s/ Richard L. Scott	06/05/2008
Richard L. Scott	Date

/s/ John E. McNulty	06/02/2008
John E. McNulty	Date